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Exhibit 10.1
TRANSITION AND SEPARATION AGREEMENT
     This Transition and Separation Agreement (this “Agreement”) made as of this 10th day of October 2008, between ROYAL BANCSHARES OF PENNSYLVANIA, INC., a Pennsylvania business corporation (“Corporation”), ROYAL BANK AMERICA (“Bank” and, collectively with Corporation, “Royal”), a Pennsylvania state-chartered bank, and JOSEPH P. CAMPBELL, an individual (“Executive”).
     WHEREAS, Executive has been employed by Corporation and Bank in the capacity of President and Chief Executive Officer under the employment agreement dated September 11, 2006 (the “Employment Agreement”); and
     WHEREAS, Executive has announced his intention to step down as President and Chief Executive Officer of Corporation and Bank as of December 31, 2008, and to resign and retire from Corporation and Bank, effective December 31, 2009; and
     WHEREAS, Corporation and Bank desire to provide for the orderly separation of Executive and a smooth transition in the positions of President and Chief Executive Officer; and
     WHEREAS, Corporation and Bank believe it is in the best interests of Corporation, Bank, and all of Corporation’s shareholders to enter into this Agreement.
     NOW THEREFORE, in consideration of the promises and the covenants herein, the sufficiency of which is hereby acknowledged, Executive, Corporation, and Bank agree as follows:
     1. Cessation as President and Chief Executive Officer; Subsequent Resignation and Retirement. The parties acknowledge that, effective as of December 31, 2008, or such earlier date upon which Executive’s employment with Royal terminates (the “Step-Down Date”), Executive shall no longer serve as President and Chief Executive Officer of Corporation and Bank and, unless Executive’s employment with Royal terminates sooner, effective December 31, 2009 (the “Retirement Date”), Executive shall resign and retire as an employee of Corporation and Bank on such date. Executive and Royal agree that the public announcement of such transition and separation shall be substantially similar to the form attached hereto as Exhibit B.
     2. Employment until the Step-Down Date.
          (a) Executive shall remain as a Tier 1 employee and President and Chief Executive Officer of Corporation and Bank from the date of this Agreement through the Step-Down Date (the “Continuation Period”) and shall assist the Chairman of the Board of Directors of Corporation in transitioning Chief Executive Officer duties in an orderly manner to the Corporation-designated executives.
          (b) During the Continuation Period, Executive shall remain an active full-time employee of Royal and shall continue to:
               (i) receive his current base salary in normal pay intervals (less applicable withholdings and deductions); and

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               (ii) be eligible for and enrolled in his current benefits, on that basis, including, but not limited to:
                    A. discretionary bonuses;
                    B. accrual of vacation and sick leave in accordance with the policies as established from time to time by the Boards of Directors of Corporation and Bank;
                    C. participation in Corporation’s Long-Term Incentive Plan;
                    D. the ability to exercise outstanding and vested options to purchase Corporation common stock;
                    E. continuation of all life, disability, medical insurance and other normal health and welfare benefits;
                    F. use of existing Corporation-provided vehicle;
                    G. country club membership reimbursement of up to $5,000 per annum; and
                    H. office space and administrative and technical support at 732 Montgomery Ave., Narberth, PA (the benefits set forth in Sections 2(b)(ii)(A) through (H), collectively, the “Executive Benefits”).
          (c) During the Continuation Period, Executive shall perform and discharge well and faithfully such duties as may reasonably be assigned to him from time to time by the Board of Directors or Corporation or Bank.
          (d) Notwithstanding the previous provision of Section 2(a) of this Agreement, this Agreement and Executive’s employment with Corporation and Bank shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Corporation and Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:
               (i) Executive’s conviction of or plea of guilty or nolo contendere to a felony a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of sixty (60) consecutive days or more;
               (ii) Executive’s willful failure to follow the good faith lawful, written instructions of the Board of Directors of Corporation or Bank with respect to their operations, after written notice from Corporation or Bank and a failure to cure such violation within ten (10) days of said written notice;
               (iii) Executive’s willful failure to substantially perform Executive’s duties to Corporation or Bank (other than a failure resulting from Executive’s incapacity because of physical or mental illness) after written notice from Corporation or Bank and a failure to cure such violation within ten (10) days of said written notice, unless it is apparent under the

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circumstances that Executive is unable to cure such violation, which failure results in injury to Corporation or Bank, monetarily or otherwise;
               (iv) Executive’s intentional violation of the provisions of this Agreement, after written notice from Corporation or Bank and a failure to cure such violation within ten (10) days of said written notice;
               (v) dishonesty of Executive in the performance of his duties, as reasonably determined by a vote of seventy-five percent (75%) of the directors of the Board of Directors;
               (vi) Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 9(e) of the Federal Deposit Insurance Act or any applicable Regulatory Agency;
               (vii) the willful engaging by Executive in misconduct injurious to the Corporation or Bank after written notice from Corporation or Bank, and a failure to cure such conduct within twenty (20) days;
               (viii) the breach of Executive’s fiduciary duty to the Corporation or Bank involving personal profit;
               (ix) the willful violation of (1) any material law, rule or regulation applicable to Corporation or Bank or (2) any final cease and desist order issued by an applicable regulatory agency;
               (x) conduct on the part of Executive that brings public discredit to Corporation or Bank or that is clearly contrary to the best interests of Corporation or Bank as reasonably determined by a vote of seventy-five percent (75%) of the directors of the Board of Directors;
               (xi) unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of Corporation or Bank as reasonably determined by seventy-five percent (75%) of the disinterested members of the Board of Directors following an investigation of the claims by a third party;
               (xii) any act of fraud or misappropriation against the Corporation, the Bank, or their customers, employees, contractors or business associates;
               (xiii) intentional misrepresentation of a material fact, or intentional omission of information necessary to make the information supplied materially misleading, in application or other information provided by Executive to Corporation or Bank in connection with Executive’s employment with Corporation or Bank; or
               (xiv) the existence of any material conflict between the interests of Corporation or Bank and Executive that is not disclosed in writing by Executive to Corporation or Bank prior to action and approved in writing by the Board of Directors, and, after notice from Corporation or Bank, a failure to cure such conflict within twenty (20) days of said notice.

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     Notwithstanding the foregoing, Executive’s employment under this Agreement shall not be deemed to have been terminated for “Cause” under this Section 2(d) above if such termination took place solely as a result of:
               (i) questionable judgment on the part of Executive;
               (ii) any act or omission believed by Executive, in good faith, to have been in, or not opposed to, the best interests of Corporation or Bank (or its affiliated companies); or
               (iii) any act or omission in respect of which a determination could properly be made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Charter or By-laws of Corporation or Bank or the directors’ and officers’ liability insurance of Corporation or Bank, in each case as in effect at the time of such act or omission.
     If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement, including, but not limited to, the benefits provided under Sections 2, 3, and 4, shall cease as of the effective date of such termination.
          (e) Executive’s employment may be terminated at any time by mutual written agreement of Corporation, Bank, and Executive. If this Agreement is terminated by mutual written agreement, all of Executive’s rights under this Agreement, including, but not limited to, the benefits provided under Sections 2, 3, and 4, shall cease as of the effective date of such termination.
     3. Recovery Services. Unless Executive’s employment with Royal terminates sooner, for the period commencing on January 1, 2009, and ending on the earlier of: (i) the Retirement Date; (ii) the date upon which Executive’s employment with Royal terminates for any reason; or (iii) such other date that is mutually agreed to in writing by Executive and Royal (the “Recovery Period”), Executive shall be employed by and provide recovery services to Corporation as follows:
          (a) Title. During the Recovery Period, Executive shall have the title of “Special Consultant to Senior Management.”
          (b) Time of Performance. During the Recovery Period, Executive’s duties shall require at least one hundred fifty (150) hours per annum of recovery services by Executive, which shall be performed at such times and from such locations that are mutually acceptable to Executive and Corporation.
          (c) Services. During the Recovery Period, Executive agrees that he shall work directly with the Vice President of Special Assets to assist Royal in recovering all identified impaired and special asset loans of Bank, attend at least one (1) Special Assets Committee meeting per month (the prevailing standard Special Assets Committee fee shall be paid for such attendance), and provide other such services that are reasonably consistent with Executive’s former status as President and Chief Executive Officer of Corporation and Bank.
          (d) Manner of Performance. In connection with providing recovery services during the Recovery Period, Executive shall report directly to the Chairman of the Board of Directors of

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Corporation and shall comply in full with all applicable law, and rules and regulations and with Royal’s Code of Conduct. Subject to the restrictive covenants set forth in the Employment Agreement, including those described in Section 8, during the Recovery Period, Executive may: (i) serve on a maximum of two (2) corporate, civic or charitable boards or committees; (ii) manage personal investments; or (iii) engage in activities permitted by the policies of Royal or as specifically permitted by Royal, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities in accordance with this Agreement. Subject to the restrictive covenants set forth in the Employment Agreement, including those described in Section 8, Executive may also deliver lectures, fulfill speaking engagements or teach at educational institutions; provided, however, that Royal shall partake in any remuneration received by Executive in connection therewith in a proportion to be mutually determined by Royal and Executive. Notwithstanding the foregoing, Royal shall not participate in any remuneration for such teaching engagements that occur outside of normal business hours or at other mutually agreeable times that do not otherwise conflict with Executive’s responsibilities described in this Agreement.
          (e) Compensation during Recovery Period. In consideration for Executive’s recovery services to Corporation during the Recovery Period, Executive shall be entitled to earn a bonus equal to five percent (5%) of any amounts recovered to Bank in excess of Bank’s “Net Book Balance” (as defined below) on those loans designated as “Impaired Loans” or “Special Assets” (such bonus, the “Approved Recovery Commission”). Net Book Balance as used herein is defined as the “Net Book Balance” as is published on the “Royal Bank America Special Asset Loans” list maintained by Bank which lists the carrying values on specifically identified “Senior Debt” and/or “Mezzanine Debt” loans which have been reduced by the amount of a specific “Charge-Off” and/or a specific “Loss Reserve” as published on such list and which have been approved in accordance with Bank’s policies and procedures. Any Approved Recovery Commission shall be paid only upon the successful recovery to Bank of those funds which are in excess of the above defined Net Book Balance and which are collected by Bank during the Recovery Period. The Approved Recovery Commission shall apply to the recovery by Executive of any Special Assets that were in existence prior to the Retirement Date, provided that such recovered amounts are received by Bank by March 31, 2010. The Approved Recovery Commission, if any, shall be paid in a lump sum no later than fifteen (15) days following receipt of such recovered amounts by Bank. The list of “Impaired Loans” and “Special Assets” as of August 31, 2008, and related Net Book Balance for each related loan as of such date, on which the Approved Recovery Commission shall be paid for amounts collected by the Bank during the Recovery Period has been previously agreed to by the parties. Any additional “Impaired Loans” or “Special Assets” to which the Approved Recovery Commission is applicable for dates after August 31, 2008, and the amount of the specific “Charge-Off” and/or specific “Loss Reserve” applicable to each such “Impaired Loan” or “Special Asset,” are subject to the approval of the Special Assets Committee which includes the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Chairman of the Special Assets Committee, the Chief Financial Officer, the Chief Credit Officer and the Senior Vice President of Special Assets.
          (f) Continuation of Benefits. During the Recovery Period, Executive shall remain an active employee of Royal and shall continue to receive the Executive Benefits, on that basis; provided, however, that the office space and administrative and technical support as provided in

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Section 2(b)(ii)(H) shall be moved to 1230 Walnut Street, Philadelphia, PA or other mutually agreeable facilities, and notwithstanding the foregoing, Executive shall no longer be eligible to:
               (i) receive discretionary bonuses;
               (ii) accrue vacation or sick leave in accordance with the policies as established from time to time by the Boards of Directors of Corporation and Bank; and
               (iii) participate in Corporation’s Long-Term Incentive Plan.
          (g) Director Compensation. After the Step-Down Date, or such earlier date if terminated pursuant to Sections 2(c) and (d), Executive shall be considered an outside director of the Board of Directors of Corporation and Bank and shall be entitled to receive the same compensation and benefits as other outside directors of the Board of Directors of Corporation and Bank, for as long as Executive serves on the Board of Directors of Corporation and Bank.
     4. Payments and Benefits Due To Resignation and Retirement.
          (a) Severance Benefits. Unless Executive’s employment is terminated pursuant to Sections 2(d) or (e), Executive shall receive:
               (i) a lump sum cash payment of $2,119,730, less required tax withholding, payable on or within thirty (30) days before December 31, 2008; and;
               (ii) for a period of three (3) years, commencing on the Retirement Date, or such earlier date upon which Executive’s employment with Royal terminates, continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the prior two (2) calendar years, as required under Section 7(a) of the Employment Agreement. If, after the Retirement Date, or such earlier date upon which Executive’s employment with Royal terminates, Corporation cannot provide any of the foregoing benefits because Executive is no longer an employee, Executive shall receive, on or within thirty (30) days of the Retirement Date, a lump sum cash payment equal to the cost to Executive of obtaining such benefits (or substantially similar benefits); provided, however, that such amount shall not exceed 120% of Corporation’s cost to provide such benefits to an employee.
          (b) Equity Grants. For purposes of the Royal Bancshares of Pennsylvania, Inc. Stock Option and Appreciation Right Plan and the Royal Bancshares of Pennsylvania, Inc. 2007 Long-Term Incentive Plan, Executive shall be considered an employee participant during the Continuation Period and the Recovery Period. The vesting, exercisability, lapsing and forfeiture of Executive’s options to purchase Corporation common stock shall be governed by the provisions of various equity plans of Corporation and the equity award agreements between Executive and Corporation. Likewise, the vesting of Executive’s restricted stock awards shall be governed by the provisions of various equity plans of Corporation and the equity award agreements between Executive and Corporation.
          (c) Supplemental Executive Retirement Plan. Executive and Bank acknowledge and agree that:

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               (i) Executive is fully vested under the Royal Bank America Supplemental Executive Retirement Plan (the “SERP”);
               (ii) no additional benefits shall accrue under the SERP after the Step-Down Date; and
               (iii) in accordance with the SERP and the SERP participation agreement between Bank and Executive dated January 1, 2007, as amended (the “SERP Participation Agreement”), commencing on January 1, 2010, and continuing for the remainder of Executive’s lifetime, Executive shall receive an annual benefit of $347,000 (or such lesser amount if Executive’s employment terminates prior to December 31, 2009) payable in substantially equal monthly installments. Notwithstanding the foregoing, if, after commencement of such benefits, Executive should die prior to the completion of one-hundred-twenty (120) monthly payments, such monthly payments shall be continued to Executive’s Beneficiary (as defined under the SERP) until the completion of one-hundred-twenty (120) combined monthly payments.
          (d) Unused Vacation and Sick Leave. At the end of the Continuation Period, Executive shall be compensated for all earned but unused vacation and sick leave, if any, consistent with Royal’s vacation policies in a lump sum cash payment within thirty (30) days of the end of the Continuation Period.
          (e) No Additional Benefits; No Duplication of Benefits. Executive acknowledges and agrees that, except as expressly provided herein, Executive’s eligibility to receive additional benefits under any benefit plan, program, policy or arrangement sponsored or maintained by Royal shall cease and be terminated as of the Retirement Date or such earlier date upon which Executive’s employment with Royal terminates for any reason. Executive further acknowledges and agrees that no payment made by Royal pursuant hereto is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as wages or compensation. Notwithstanding the foregoing, Corporation and Bank shall not make any changes to any benefit plan, program, policy or arrangement sponsored or maintained by Royal which would adversely affect Executive’s rights or benefits thereunder, unless such change is applicable to all or substantially all of the officers of Corporation and Bank, covered by such plans. Notwithstanding anything set forth in this Agreement to the contrary, in no event shall the provision of any payment or benefit provided under this Agreement result in the duplication of any such payment or benefit that may be otherwise provided under the Employment Agreement.
          (f) Condition Precedent. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Section 4 shall be subject to the provisions of this Agreement and to satisfaction of the condition precedent that the Executive execute a Release as referenced in Section 5 of this Agreement.
     5. Release. Executive shall execute the release attached hereto as Exhibit A prior to the earliest date any amounts are payable pursuant to Section 4(a) hereof, or such earlier date upon which Executive’s employment with Royal terminates (the “Release”).

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     6. No Admissions; No Knowledge of Claim. By entering into this Agreement, neither Royal nor Executive in any way admits that it or Executive has treated the other unlawfully or wrongfully in any way. Neither this Agreement, nor the implementation thereof, shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by Royal or Executive of any violation of, or failure to comply with, any rule, regulation or order or any Royal policy or Code of Conduct. Executive represents and warrants that, as of the date of this Agreement, there are no facts or circumstances which require Royal to file any information required under Item 5.02(a) of Current Report on Form 8-K with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.
     7. Termination of Employment Agreement. Executive agrees that the execution of this Agreement and payments made hereunder shall constitute satisfaction in full of Royal’s obligations under, and the extinguishment and termination of, the Employment Agreement and, effective on the date of this Agreement, the Employment Agreement shall terminate; provided however, that Sections 9 and 10 of the Employment Agreement shall survive and remain in force as set forth below.
     8. Restrictive Covenants. Pursuant to the terms of the Employment Agreement, during the Continuation Period and the Recovery Period, if any, Executive shall be bound by the terms of the restrictive covenants set forth in Section 9 of the Employment Agreement. In addition to the preceding sentence, Executive shall also be bound by the terms of the restrictive covenants set forth in Section 9 of the Employment Agreement from the Retirement Date, or such earlier date upon which Executive’s employment with Royal terminates for any reason, through December 31, 2012. Executive shall also be bound by the covenants set forth in Section 10 of the Employment Agreement from the date of this Agreement.
     9. Mutual Non-Disparagement. Royal agrees, except as may be required by law, to refrain from making or publishing any statements, claims, allegations or assertions which it believes have or may reasonably be expected to have the effect of demeaning the name or business reputation of Executive and shall cause its employees, officers, directors, agents or advisors to be similarly bound when serving in such capacity. Executive understands and agrees that he shall not make any false, disparaging or derogatory statements to any third party, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of Royal regarding Royal (and any of its officers, directors, stockholders, agents and employees, corporate affiliates, subsidiaries, and parent companies) or about Royal’s business affairs and financial condition. Executive agrees further that he will not at any time speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of Royal.
     10. Cooperation. Executive agrees to cooperate with Royal with respect to all matters arising during or related to Executive’s employment about which he has personal knowledge because of such employment with Royal, including but not limited to all matters (formal or informal) in connection with any government investigation, internal investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of this Release. Such cooperation will include, but not be limited to, Executive’s willingness to be interviewed by representatives of Royal, and to participate in such proceedings by deposition or testimony. Executive understands that Royal agrees

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to reimburse him for his reasonable out-of-pocket expenses (not including attorney’s fees, legal costs or lost time or opportunity) incurred in connection with such cooperation.
     11. Return of Property. Executive agrees to return all property and documents belonging to Royal that are in Executive’s possession or within Executive’s control by no later than the Retirement Date, or such earlier date upon which Executive’s employment with Royal terminates, or such other date that may be agreed to in writing by Royal. The Royal property to be returned includes, but is not limited to, Executive’s Royal-provided automobile, identification badge, keys, computer, corporate credit cards, pagers, telephones, and the original and all copies of any written, recorded, or computer-readable information about Royal’s practices, procedures, trade secrets, customer lists or product marketing associated with the Royal’s business.
     12. Royal’s Default in Payment. If Royal defaults in timely payment on the due date of any payment or amount due under this Agreement, Executive shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of Royal. Royal shall have thirty (30) days after the receipt of such a notice of default to cure any payment default.
     13. Arbitration. Royal and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association (“Association”) in Philadelphia, Pennsylvania. Royal or Executive, may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the rules of the Association. The Association shall designate a single arbitrator to conduct the proceeding, but Royal, and Executive, may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Royal, and Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.
     14. Assignment. This Agreement shall not be assignable by any party hereto, except by Royal to any successor in interest to the business of Royal.
     15. Entire Agreement. This Agreement, together with Exhibits A and B attached hereto and such portions of the Employment Agreement that expressly survive the execution hereof, sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement.
     16. Successors, Binding Agreement.

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          (a) Royal will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Royal would be required to perform it if no such succession had taken place. Failure by Royal to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement.
          (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, or legatees. If Executive should die while any amount is payable to Executive under this Agreement if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.
     17. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.
     18. Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in Royal’s records. Notices sent to Royal should be directed to the attention of its General Counsel.
     19. Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.
     20. Governing Law. This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.
     21. Jurisdiction and Venue. This Agreement shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts located in Pennsylvania. Executive and Royal hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.
     22. No Waiver. Royal’s waiver or failure to enforce any term of this Agreement on one instance shall not constitute a waiver of its rights under this Agreement with respect to any other violations.
     23. Binding Effect of Agreement. This Agreement shall be binding upon Executive, Royal and their heirs, administrators, representatives, executors, successors and permitted assigns. Notwithstanding the foregoing, the payment obligations of Corporation hereunder shall be limited to its obligations set forth in the Employment Agreement.
     24. Taxes and Withholding. To the extent required by the federal and applicable state income tax laws and regulations, Royal shall withhold and deduct from compensation during the Recovery Period all required withholding and deductions.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
	By	/s/ Robert R. Tabas
(SEAL)		Robert R. Tabas
Chairman

EXECUTIVE
	By	/s/ Joseph P. Campbell
Joseph P. Campbell

Agreed to the 10th day of October, 2008.

ROYAL BANK AMERICA

By	/s/ Robert R. Tabas Robert R. Tabas Chairman

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Exhibit A
ACCORD AND SATISFACTION AND RELEASE
          This ACCORD AND SATISFACTION AND RELEASE (“Release”) is entered into as of this 10th day of October, 2008 (the “Effective Date”), by and between ROYAL BANCSHARES OF PENNSYLVANIA, INC., a Pennsylvania business corporation (“Corporation”), ROYAL BANK AMERICA (“Bank” and, collectively, with Corporation and its subsidiaries, “Royal”), a Pennsylvania state-chartered bank, and JOSEPH P. CAMPBELL, an individual (the “Executive”). Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Agreement (as defined below).
          WHEREAS, this Release is executed pursuant to Section 5 of the Transition and Separation Agreement dated as of October 10, 2008, by and between Royal and Executive (the “Agreement”).
     1. General Release.
          a. In consideration of Executive’s receipt of the benefits under Section 4 of the Agreement, Executive hereby fully, irrevocably and unconditionally releases any and all known claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”) that Executive presently has against Royal, its officers, directors, stockholders, agents and employees, corporate affiliates, subsidiaries, and parent companies (the “Royal Group”) as of the date of execution of this Release.
               This release shall cover, but not be limited to:
i.	all employment discrimination Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, and any similar federal, state or local laws, including without limitation, the Pennsylvania Human Relations Act, and any other non-discrimination and fair employment practices laws of any state and/or locality in which Executive works or resides, all as amended;

ii.	all Claims under the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”); and

iii.	all common law Claims including, but not limited to, actions in tort and for breach of contract.
               This release shall not cover any Claims:
iv.	Executive may have for breach of the provisions of the Agreement or any applicable plan, policy, program or arrangement of, or other agreement with Royal or to enforce the Agreement or any applicable plan, policy, program or arrangement of, or other agreement with Royal;

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v.	that arise after the date Executive signs this Release; or

vi.	to challenge the validity of Executive’s release of ADEA Claims.
          b. In consideration of the release of Claims and other covenants of Executive herein, and after consultation with counsel, the Royal Group hereby irrevocably and unconditionally releases and forever discharges Executive from any and all known Claims, including, without limitation, any known Claims under any federal, state, local, or foreign law, that the Royal Group may have, or in the future may possess, arising out of (i) Executive’s employment relationship with and service as an employee, officer, or director of Royal, or the termination of Executive’s service in any and all of such relevant capacities, (ii) the Employment Agreement, or (iii) any event, condition, circumstance, or obligation that occurred, existed, or arose on or prior to the date hereof.
     2. No Assignment of Claims. Executive represents and warrants that he has not assigned any of the Claims being released hereunder.
     3. Complaints. Executive affirms that he has not filed any complaint against any Royal Group member with any local, state or federal court and agrees not to do so in the future, except for Claims challenging the validity of the release of ADEA Claims. Executive affirms further that he has not filed any claim, charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”). Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge or complaint on Executive’s behalf against any Royal Group member, Executive will disclaim entitlement to any relief.
     4. Revocation. This Release may be revoked by Executive within the seven (7) day period commencing on the date Executive signs this Release (the “Revocation Period”). In the event of any such revocation by Executive, all obligations of the parties under the Agreement and this Release shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by Royal prior to the expiration of the Revocation Period. If this Release is revoked, Executive agrees to return to Royal any payments made to Executive in connection with the Release other than compensation theretofore earned in the ordinary course. In the event of revocation, Executive shall not be entitled to the benefits under Section 4 of the Agreement, the receipt of which is conditioned on Executive’s execution of this Release.
     5. Representations and Warranties. Executive acknowledges and agrees that (i) he is not aware of nor has he reported any conduct by any of the Releasees that violates any federal, state, or local law, rule, or regulation, (ii) he has not been denied any rights or benefits under the Family and Medical Leave Act of 1993 (“FMLA”) or any state or local law, act, or regulation providing for family and/or medical leave or been discriminated against in any way for exercising his rights under these laws, and (iii) in connection with offering the benefits provided in Section 4 of the Agreement, Royal has not provided to Executive, and has no obligation to provide to Executive, any material non-public information as defined in applicable federal securities laws, concerning Royal.

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     6. Violation. If Executive violates any provisions of this Release, Royal will be entitled to the immediate repayment of all benefits paid under Section 4 of the Agreement. Executive agrees that repayment will not invalidate this Release and acknowledges that he will be deemed conclusively to be bound by the terms of this Release and to waive any right to seek to overturn or avoid it. If Executive violates any provisions of this Release before all of the benefits under Section 4 of the Agreement have been provided, Royal may discontinue any unpaid conditional payments and benefits.
     7. Additional Damages Available for Violation. Executive agrees that Royal will maintain all rights and remedies available to it at law and in equity in the event Executive violates any provision of this Release. These rights and remedies may include, but may not be limited to, the right to bring court action to recover all consideration paid to Executive pursuant to the Agreement and this Release and any additional damages Royal may suffer as a result of such a breach. Executive also specifically recognizes and agrees that Royal will suffer irreparable injury in the event Executive violates or threatens to violate Section 8 of the Agreement. Therefore, Executive agrees that in addition to any other remedies Royal may be entitled to receive for such violation, Royal also will be entitled to temporary, preliminary and/or permanent injunctive relief to restrain any such violation or threat of violation by Executive, and by any persons acting for and/or in concert with Executive. If Royal seeks injunctive relief pursuant to this Section, then Executive expressly waives any requirement that Royal post bond.
     8. Entire Agreement and Amendment. This Release contains and constitutes the entire understanding and agreement between the parties hereto with respect to Executive’s severance benefits and waiver and release of Claims against Royal and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. This Release shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assign, heirs, executors, successors, and administrators. No delay or omission by Royal in exercising any right under this Release shall operate as a waiver of that or any other right. A waiver or consent given by Royal on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     9. Applicable Law. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles, and except as preempted by federal law. Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release.
     10. Successors; Assignment. Executive’s rights and obligations under this Release shall inure to Executive’s benefit and shall bind Executive, his heirs, administrators, representatives, executors, successors, beneficiaries and assigns. Royal’s rights and obligations under this Release shall inure to the benefit of and shall bind Royal, its successors and assigns. Executive may not assign this Release. Royal may assign this Release, but it may not delegate the duty to make any payments hereunder without Executive’s written consent, which shall not be unreasonably withheld.

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     11. Severability. If any provision of this Release is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.
          a. Notices. All notices required by this Release shall be in writing and shall be deemed to have been duly delivered in person or when mailed by certified mail, return receipt requested, and addressed to the intended recipient at the addresses maintained in Royal’s records. Notices sent to Royal should be directed to the attention of its General Counsel.
     By signing this Release, Executive hereby acknowledges and confirms the following: (i) Executive was advised by Royal or his then employer in connection with his termination of employment or retirement to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to Executive the terms of this Release, including, without limitation, the terms relating to Executive’s release of Claims arising under this Section, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Release prior to its signing; and (iii) Executive knowingly and voluntarily accepts the terms of this Release.
     IN WITNESS WHEREOF, Royal and Executive, intending to be legally bound have executed this Release on the day and year first above written.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

By

Title

ROYAL BANK AMERICA

By

Title

EXECUTIVE

Joseph P. Campbell

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Exhibit B
PUBLIC ANNOUNCEMENT OF TRANSITION AND SEPARATION
Joseph P. Campbell To Retire From Royal Bank America
NARBERTH, PA -Royal Bancshares of Pennsylvania, Inc. (“Royal”) (NASDAQ: RBPAA), parent company of Royal Bank America, announced that Joseph P. Campbell, President and Chief Executive Officer (CEO) will retire from his current position effective December 31, 2008 after a 27-year career with Royal. Mr. Campbell will continue to serve on the company’s Board of Directors.
On January 1, 2009, following a transition period, Robert R. Tabas, currently Royal’s Chairman, will assume the role of CEO and James J. McSwiggan, currently Royal’s Chief Operating Officer (COO), will become President and COO.
Significant accomplishments during Mr. Campbell’s leadership tenure include:
•	The growth of the organization in asset size from $427 million to a high of $1.3 billion

•	The growth of the bank branch network, both organically and via acquisition

•	The concept and launch of the Royal Asian Bank brand, the organization’s first major foray into niche banking (currently operating in 3 states)

•	Expansion of the organization’s divisions to include RBA Leasing, Royal Tax Liens and RBA Capital Group
Chairman Robert R. Tabas stated, “Our Company has grown significantly under the guidance of Joe Campbell and we wish him the best in retirement. Having continued access to his insight and expertise as a member of our Board of Directors will benefit our organization as we grow.”
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. As The Region’s Premier Commercial Real Estate Lender, Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. Additional subsidiaries include RBA Leasing, engaged in equipment leasing solutions for small and mid-sized businesses, and RBA Capital, a lender finance company. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.

Media Contact:	Marc Sanders Director of Marketing 610.668.4700